Exhibit 4.2
WARRANT SURRENDER AGREEMENT
THIS WARRANT SURRENDER AGREEMENT (the “Agreement”) is made as of December 16, 2025, by and between Biohaven Ltd., a British Virgin Islands company (the “Company”), and Knopp Biosciences LLC (the “Warrant Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Warrant (as defined below).
WHEREAS, Warrant Holder holds a warrant to acquire shares of Common Stock of the Company as set forth in Exhibit A hereto (the “Warrants).
NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:
1.Surrender and Cancellation of the Warrants. Effective immediately, Warrant Holder hereby surrenders the Warrant to the Company for cancellation.
2.Termination of the Warrants. Effective immediately, the Warrant will be, and hereby is, terminated with no further force and effect, and no rights or obligations of any party shall survive or arise from such termination.
3.Representations of Warrant Holder. Warrant Holder hereby represents to the Company that:
(a)Warrant Holder owns, beneficially and of record the Warrant free and clear of all liens. Warrant Holder is not a party to any other option, warrant, purchase right or other contract or commitment that could require Warrant Holder to sell, transfer or otherwise dispose of any Warrant (other than this Agreement).
(b)Warrant Holder has reviewed with Warrant Holder’s own tax advisors the federal, state, local and foreign tax consequences of this Agreement and the transactions contemplated hereby. Warrant Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Warrant Holder understands that Warrant Holder (and not the Company) shall be responsible for Warrant Holder’s own tax liability that may arise as a result of this Agreement and the transactions contemplated hereby.
4.Notices. All notices or communications under this Agreement shall be in writing, addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4):
To the Company:
Biohaven Ltd.
c/o Biohaven Pharmaceuticals, Inc. 215 Church Street
New Haven, CT 06510
E-mail: matt.buten@biohavenpharma.com Attention: CFO

To Warrant Holder: Knopp Biosciences LLC

Exhibit 4.2
2403 Sidney St.
Suite 206
Pittsburgh, PA 15203
Email: FJLucchino@knoppbio.com Attention: President
Any such notice or communication shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.
5.Assignment; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Warrant Holder and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Warrant Holder.
6.Entire Agreement; Amendment. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof. The Agreement may be amended at any time by written agreement of the parties hereto.
7.Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, other than the conflict of laws provisions of such laws. The parties hereby submit to the exclusive jurisdiction of and venue in the state and federal courts located in the State of Delaware, with respect to any and all disputes concerning the subject of, or arising out of, this Agreement.
8.Interpretation. The captions contained in this Agreement are for convenience only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. As used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) references to “written” or “in writing” include in visual electronic form; and (e) words of one gender shall be construed to apply to each gender; and a reference to any person includes such person’s successors and permitted assigns.
9.Further Assurances. Each party agrees, upon demand of the other party, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the other party to implement the provisions and purposes of this Agreement.
10.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

[Remaining Page Left Intentionally Blank; Signature Page Follows]

Exhibit 4.2
IN WITNESS WHEREOF, the parties have duly executed this Agreement, as of the day and year first above written.

BIOHAVEN LTD.
By: /s/ Matt Buten
Name: Matt Buten
Title: Chief Financial Officer

KNOPP BIOSCIENCES LLC
By: /s/ Frank J. Lucchino Jr.
Name: Frank J. Lucchino Jr.
Title: President

[Signature Page to Warrant Surrender Agreement]

Exhibit 4.2
EXHIBIT A WARRANT

Warrant	Exercise Price
A warrant dated as of May 1, 2024 to acquire up to 294,195 shares of the Company’s Common Stock	$67.98 Per Share of Common Stock (an aggregate of $19,999,376.10)